Exhibit 99.1

Barnes & Noble Reports Fiscal 2013 Second Quarter Financial Results

Consolidated EBITDA Increases 16% to $65 million

NOOK Digital Content Sales Increase 38%

NOOK Device Unit Sales Double Over Four-Day Black Friday Period

NEW YORK--(BUSINESS WIRE)--November 29, 2012--Barnes & Noble, Inc. (NYSE: BKS) today reported sales and earnings for its fiscal 2013 second quarter ended October 27, 2012.

Second quarter consolidated revenues were $1.9 billion, a decrease of 0.4% as compared to the prior year. Second quarter consolidated earnings before interest, taxes, depreciation and amortization (EBITDA) increased 16% as compared to a year ago to $65 million. Consolidated second quarter net earnings attributable to Barnes & Noble were $2 million, as compared to a loss of $7 million in the prior year. Second quarter net losses attributable to Barnes & Noble were $0.04 per share, which includes the impact of the dividend on redeemable preferred shares, as compared to a loss of $0.17 per share a year ago.

"In addition to growing our EBITDA 16% during the quarter, the company also completed the formation of our promising NOOK Media subsidiary and closed our investment from Microsoft," said William Lynch, Chief Executive Officer of Barnes & Noble. "We expect our two highly acclaimed new NOOK products, and our Microsoft partnership on Windows 8 to further fuel the growth of our digital business, and are encouraged by the promising start to the holidays in our retail and digital businesses."

Second Quarter 2013 Results from Operations

Segment results for the fiscal 2013 and fiscal 2012 second quarters are as follows:

	Revenues				EBITDA
$ in millions			Increase/(Decrease)				Increase/(Decrease)
	Q2 2013	Q2 2012	$	%	Q2 2013	Q2 2012	$	%
Retail	$996.0	$1,025.8	($29.8)	-2.9%	$28.4	$14.1	$14.3	101.5%
College	$773.0	$769.7	$3.4	0.4%	$87.8	$92.8	($5.0)	-5.4%
NOOK	$160.3	$151.8	$8.5	5.6%	($51.4)	($50.8)	($0.6)	-1.1%
Elimination (1)	($44.9)	($55.3)	$10.5	-19.0%	n/a	n/a	n/a	n/a
Total	$1,884.5	$1,892.0	($7.4)	-0.4%	$64.8	$56.0	$8.7	15.6%

(1) Represents the elimination of intercompany sales from NOOK to Barnes & Noble Retail and Barnes & Noble College on a sell through basis.

Retail

The Retail segment, which consists of the Barnes & Noble bookstores and BN.com businesses, had revenues of $996 million for the quarter, decreasing approximately 3% over the prior year due to flat comparable store sales, store closures and lower BN.com sales. During the quarter, the company began to cycle against the favorable impact of the Borders liquidation a year ago. Core comparable bookstore sales, which exclude sales of NOOK products, increased 1.8% for the quarter as compared to the prior year.

Retail earnings before interest, taxes, depreciation and amortization (EBITDA) increased from $14 million to $28 million during the second quarter, a 101% increase, led by a higher mix of higher margin core products. In addition, the quarter also included the reversal of $4.7 million of accrued legal costs recorded in fiscal 2012, resulting from the final settlement of the litigation related to the company’s 2009 acquisition of Barnes & Noble College.

College

The College segment, which consists of the Barnes & Noble College bookstores business, had revenues of $773 million, increasing 0.4% as compared to a year ago, led by new store growth. Comparable College store sales decreased 0.5% for the quarter, as compared to the prior year period. College comparable store sales reflect the retail selling price of a new or used textbook when rented, rather than solely the rental fee received and amortized over the rental period.

College EBITDA decreased $5 million during the quarter as compared to a year ago to $88 million, resulting from a higher revenue deferral on increased textbook rental volumes and continued investments in digital education.

NOOK

The NOOK segment, which consists of the company’s digital business (including Readers, digital content and accessories), had revenues of $160 million for the quarter, increasing 6% as compared to a year ago. Digital content sales increased 38% for the second quarter over the second quarter in the prior year. Digital content sales are defined to include digital books, digital newsstand, and the apps business. The two new NOOK devices, NOOK HD and NOOK HD+, began shipping after the close of the company’s fiscal second quarter, and sales from the launch of those products will be reflected in the current fiscal third quarter and subsequent quarters.

NOOK EBITDA losses were essentially flat, increasing by 1% over the prior year to $51.4 million, as margin improvements were offset by higher investments primarily in product development and international expansion.

Holiday Results to Date

NOOK unit sales doubled over the four-day Black Friday weekend, across all channels, based on information provided by our channel partners on a sell-through basis compared to the similar period last year. The growth was driven by increased promotional activity at channel partners, particularly Walmart and Target. Retail Core comparable sales, which exclude sales of NOOK products, slightly declined over the holiday weekend, in-line with company expectations.

Conference Call

A conference call with Barnes & Noble, Inc.’s senior management will be webcast beginning at 10:00 A.M. ET on Thursday, November 29, 2012, and is accessible at www.barnesandnobleinc.com/webcasts.

Barnes & Noble, Inc. will report holiday sales on or about January 3, 2013.

About Barnes & Noble, Inc.

Barnes & Noble, Inc. (NYSE:BKS) is a Fortune 500 company and the leading retailer of content, digital media and educational products. The company operates 689 Barnes & Noble bookstores in 50 states, and one of the Web’s largest e-commerce sites, BN.com (www.bn.com). Its NOOK Media LLC subsidiary is a leader in the emerging digital reading and digital education markets. The NOOK digital business offers award-winning NOOK® products and an expansive collection of digital reading and entertainment content through the NOOK Store™ (www.nook.com), while Barnes & Noble College Booksellers, LLC operates 674 bookstores serving over 4.6 million students and faculty members at colleges and universities across the United States. Barnes & Noble is proud to be named a J.D. Power and Associated 2012 Customer Service Champion and is only one of 50 U.S. companies so named. Barnes & Noble.com is ranked the number one online retailer in customer satisfaction in the book, music and video category and a Top 10 online retailer overall in customer satisfaction according to ForeSee E-Retail Satisfaction Index (Spring Top 100 Edition).

General information on Barnes & Noble, Inc. can be obtained via the Internet by visiting the company's corporate website: www.barnesandnobleinc.com.

Forward-Looking Statements

This press release contains certain forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) and information relating to Barnes & Noble that are based on the beliefs of the management of Barnes & Noble as well as assumptions made by and information currently available to the management of Barnes & Noble. When used in this communication, the words "anticipate," "believe," "estimate," "expect," "intend," "plan," "will" and similar expressions, as they relate to Barnes & Noble or the management of Barnes & Noble, identify forward-looking statements.

Such statements reflect the current views of Barnes & Noble with respect to future events, the outcome of which is subject to certain risks, including, among others, the general economic environment and consumer spending patterns, decreased consumer demand for Barnes & Noble's products, low growth or declining sales and net income due to various factors, risk that international expansion will not be successfully achieved or may be achieved later than expected, possible disruptions in Barnes & Noble's computer systems, telephone systems or supply chain, possible risks associated with data privacy, information security and intellectual property, possible work stoppages or increases in labor costs, possible increases in shipping rates or interruptions in shipping service, effects of competition, possible risks that inventory in channels of distribution may be larger than able to be sold, possible risk that returns from consumers or channels of distribution may be greater than estimated, the risk that the expected sales lift from Borders’ store closures is not achieved in whole or part, the risk that digital sales growth is less than expectations and the risk that it does not exceed the rate of investment spend, higher-than-anticipated store closing or relocation costs, higher interest rates, the performance of Barnes & Noble's online, digital and other initiatives, the performance and successful integration of acquired businesses, the success of Barnes & Noble's strategic investments, unanticipated increases in merchandise, component or occupancy costs, unanticipated adverse litigation results or effects, product and component shortages, the potential adverse impact on the business resulting from the review of a potential separation of the NOOK digital business, the risk that the transactions with Microsoft do not achieve the expected benefits for the parties including the risk that NOOK Media LLC’s applications are not commercially successful or that the expected distribution of those applications is not achieved, the risk that any subsequent spin-off, split-off or other disposition by Barnes & Noble of its interest in NOOK Media LLC results in adverse impacts on Barnes & Noble or NOOK Media LLC (including as a result of termination of agreements and other adverse impacts), the potential impact on Barnes & Noble’s retail business of the separation, the potential tax consequences for Barnes & Noble and its shareholders of a subsequent spin-off, split-off or other disposition by Barnes & Noble of its interest in NOOK Media LLC, the risk that the international expansion contemplated by the relationship or otherwise is not successful or is delayed, the risk that NOOK Media LLC is not able to perform its obligations under the commercial agreement, including with respect to the development of applications and international expansion, and the consequences thereof, the costs and disruptions arising out of any such separation of the NOOK digital and College businesses, the risk that Barnes & Noble may not recoup its investments in the NOOK digital business as part of any separation transaction, the risks, difficulties, and uncertainties that may result from the separation of businesses that were previously co-mingled including necessary ongoing relationships, and potential for adverse customer impacts and other factors which may be outside of Barnes & Noble’s control, including those factors discussed in detail in Item 1A, "Risk Factors," in Barnes & Noble's Annual Report on Form 10-K and Form 10-K/A, and in Barnes & Noble's other filings made hereafter from time to time with the SEC. Our forward looking statements relating to international expansion are also subject to the following risks, among others that may affect the introduction, success and timing of the NOOK e-reader and content in countries outside the United States: we may not be successful in reaching agreements with international companies, the terms of agreements that we reach may not be advantageous to us, our NOOK device may require technological changes to comply with applicable laws, and marketplace acceptance and other companies have already entered the marketplace with products that have achieved some customer acceptance.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described as anticipated, believed, estimated, expected, intended or planned. Subsequent written and oral forward-looking statements attributable to Barnes & Noble or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements in this paragraph. Barnes & Noble undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this communication.

BARNES & NOBLE, INC. AND SUBSIDIARIES Consolidated Statements of Operations (In thousands, except per share data)

	13 weeks ended	13 weeks ended	26 weeks ended	26 weeks ended
	October 27, 2012	October 29, 2011	October 27, 2012	October 29, 2011

Sales	$1,884,532	1,891,961	$3,338,039	3,310,365
Cost of sales and occupancy	1,404,034	1,420,297	2,443,653	2,451,143
Gross profit	480,498	471,664	894,386	859,222
Selling and administrative expenses	415,747	415,632	825,802	826,750
Depreciation and amortization	57,613	57,755	115,648	113,427
Operating income (loss)	7,138	(1,723)	(47,064)	(80,955)
Interest expense, net	8,122	8,460	17,064	17,901
Income (loss) before taxes	(984)	(10,183)	(64,128)	(98,856)
Income taxes	(409)	(3,620)	(22,573)	(35,687)
Net income (loss)	(575)	(6,563)	(41,555)	(63,169)
Net loss attributable to noncontrolling interests	2,808	-	2,808	-
Net income (loss) attributable to Barnes & Noble, Inc.	$2,233	(6,563)	$(38,747)	(63,169)

Basic loss per common share:
Loss attributable to Barnes & Noble, Inc. available
for common shareholders	$(0.04)	(0.17)	$(0.82)	(1.16)

Diluted loss per common share:
Loss attributable to Barnes & Noble, Inc. available
for common shareholders	$(0.04)	(0.17)	$(0.82)	(1.16)

Weighted average common shares outstanding:
Basic	58,168	57,261	58,094	57,207
Diluted	58,168	57,261	58,094	57,207

Percentage of sales:
Sales	100.0%	100.0%	100.0%	100.0%
Cost of sales and occupancy	74.5%	75.1%	73.2%	74.0%
Gross profit	25.5%	24.9%	26.8%	26.0%
Selling and administrative expenses	22.1%	22.0%	24.7%	25.0%
Depreciation and amortization	3.1%	3.1%	3.5%	3.4%
Operating income (loss)	0.4%	-0.1%	-1.4%	-2.4%
Interest expense, net	0.4%	0.4%	0.5%	0.5%
Income (loss) before taxes	-0.1%	-0.5%	-1.9%	-3.0%
Income taxes	0.0%	-0.2%	-0.7%	-1.1%
Net income (loss)	0.0%	-0.3%	-1.2%	-1.9%
Net loss attributable to noncontrolling interests	0.1%	0.0%	0.1%	0.0%
Net income (loss)	0.1%	-0.3%	-1.2%	-1.9%

BARNES & NOBLE, INC. AND SUBSIDIARIES Consolidated Balance Sheets (In thousands)

	October 27, 2012	October 29, 2011
ASSETS
Current assets:
Cash and cash equivalents	$470,994	$23,633
Receivables, net	224,545	240,600
Merchandise inventories	1,796,208	1,836,740
Prepaid expenses and other current assets	223,325	180,352
Total current assets	2,715,072	2,281,325

Property and equipment:
Land and land improvements	2,541	8,617
Buildings and leasehold improvements	1,211,156	1,220,869
Fixtures and equipment	1,833,667	1,725,135
	3,047,364	2,954,621
Less accumulated depreciation and amortization	2,462,310	2,280,551
Net property and equipment	585,054	674,070

Goodwill	515,524	521,899
Intangible assets, net	558,157	574,964
Other noncurrent assets	57,218	55,794
Total assets	$4,431,025	$4,108,052

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,448,397	$1,461,981
Accrued liabilities	470,975	436,868
Gift card liabilities	297,191	287,268
Total current liabilities	2,216,563	2,186,117

Long-term debt	338,400	274,900
Long-term deferred taxes	292,879	275,868
Other long-term liabilities	364,966	418,923

Redeemable Preferred Shares; $.001 par value; 5,000
shares authorized; 204 and 204 shares issued, respectively	192,904	191,681
Preferred Member Interests in NOOK Media, LLC	289,054	-

Shareholders' equity:
Common stock; $.001 par value; 300,000 shares
authorized; 92,037 and 90,856 shares issued, respectively	92	91
Additional paid-in capital	1,377,992	1,331,983
Accumulated other comprehensive loss	(16,635)	(11,630)
Retained earnings	434,174	495,830
Treasury stock, at cost, 33,801 and 33,527 shares, respectively	(1,059,364)	(1,055,711)
Total shareholders' equity	736,259	760,563
Commitments and contingencies	-	-
Total liabilities and shareholders' equity	$4,431,025	$4,108,052

BARNES & NOBLE, INC. AND SUBSIDIARIES Segment Information (In thousands)

		13 weeks ended	13 weeks ended	26 weeks ended	26 weeks ended
		October 27, 2012	October 29, 2011	October 27, 2012	October 29, 2011

Sales
	Retail	$996,028	1,025,802	$2,115,415	2,123,054
	College	773,007	769,650	993,725	990,144
	NOOK	160,347	151,847	352,322	343,259
	Elimination	(44,850)	(55,338)	(123,423)	(146,092)
Total		$1,884,532	1,891,961	$3,338,039	3,310,365

Gross Profit
	Retail	$293,362	290,490	$630,099	600,939
	College	168,221	167,691	219,263	218,863
	NOOK	18,915	13,483	45,024	39,420
Total		$480,498	471,664	$894,386	859,222

Selling and Administrative Expenses
	Retail	$264,974	276,401	$527,150	547,154
	College	80,434	74,900	145,508	138,276
	NOOK	70,339	64,331	153,144	141,320
Total		$415,747	415,632	$825,802	826,750

EBITDA
	Retail	$28,388	14,089	$102,949	53,785
	College	87,787	92,791	73,755	80,587
	NOOK	(51,424)	(50,848)	(108,120)	(101,900)
Total		$64,751	56,032	$68,584	32,472

Net Loss
	EBITDA	$64,751	56,032	$68,584	32,472
	Depreciation and Amortization	(57,613)	(57,755)	(115,648)	(113,427)
	Interest Expense, net	(8,122)	(8,460)	(17,064)	(17,901)
	Income Taxes	409	3,620	22,573	35,687
Total		$(575)	(6,563)	$(41,555)	(63,169)

Percentage of sales:

Gross Margin
	Retail	29.5%	28.3%	29.8%	28.3%
	College	21.8%	21.8%	22.1%	22.1%
	NOOK	16.4%	14.0%	19.7%	20.0%
Total		25.5%	24.9%	26.8%	26.0%

Selling and Administrative Expenses
	Retail	26.6%	26.9%	24.9%	25.8%
	College	10.4%	9.7%	14.6%	14.0%
	NOOK	60.9%	66.7%	66.9%	71.7%
Total		22.1%	22.0%	24.7%	25.0%

BARNES & NOBLE, INC. AND SUBSIDIARIES Loss Per Share (In thousands, except per share data)

	13 weeks ended		26 weeks ended
	October 27, 2012	October 29, 2011	October 27, 2012	October 29, 2011

Numerator for basic loss per share:
Income (loss) attributable to Barnes & Noble, Inc.	$2,233	(6,563)	$(38,747)	(63,169)
Preferred stock dividends	(3,942)	(3,118)	(7,883)	(3,118)
Accretion of dividends on preferred stock	(453)	(262)	(769)	(262)
Net loss available to common shareholders	$(2,162)	(9,943)	$(47,399)	(66,549)

Numerator for diluted loss per share:
Net loss available to common shareholders	$(2,162)	(9,943)	$(47,399)	(66,549)

Denominator for basic and diluted loss per share:
Basic weighted average common shares	58,168	57,261	58,094	57,207

Basic loss per common share
Net loss attributable to Barnes & Noble, Inc. available for common shareholders	$(0.04)	(0.17)	$(0.82)	(1.16)

Diluted loss per common share
Net loss attributable to Barnes & Noble, Inc. available for common shareholders	$(0.04)	(0.17)	$(0.82)	(1.16)

CONTACT:
Barnes & Noble, Inc.
Media:
Mary Ellen Keating, 212-633-3323
Senior Vice President
Corporate Communications
mkeating@bn.com
or
Investors:
Andy Milevoj, 212-633-3489
Vice President, Investor Relations
amilevoj@bn.com